Exhibit 99.1

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this Annual Report on Form 10-K. For our Basis of Presentation, please see the information under the headings “Organization” and “Basis of Presentation and Use of Estimates” in Note 1 to our audited consolidated financial statements included in Part II, Item 8 of this report.

The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs and involve numerous risks and uncertainties, including but not limited to those described in the “Risk Factors” section of this Annual Report on Form 10-K. Actual results may differ materially from those contained in any forward-looking statements. You should carefully read “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Overview

Our business

We are a leading owner, operator and franchisor of select-service hotels primarily serving the midscale and upper-midscale segments under the La Quinta brand. All new franchised hotels in the U.S. and Canada are La Quinta Inn & Suites. Building on this strong brand identity, in the second quarter of 2016, we converted all Mexico locations to the “LQ Hotel” trademark as the primary hotel identifier, with the “La Quinta” tag line. All new franchised locations in Mexico and in Central and South America will now use the “LQ Hotel” as their primary trademark.  Our system-wide portfolio, as of December 31, 2016, consisted of 888 hotels representing approximately 87,200 rooms located predominantly across 48 U.S. states, as well as in Canada, Mexico, Honduras and Colombia, of which 322 hotels were owned and operated and 566 were franchised. We also have a pipeline of 248 franchised hotels in the United States, Mexico, Colombia, Nicaragua, Guatemala, Chile and El Salvador. We primarily derive our revenues from owned hotel operations and fees generated from franchised hotels.

All of our long-lived assets are located in the United States and, for the year ended December 31, 2016, we derived over 99% of our revenue from within the United States.

Segments

Our operating segments are components of the business which are managed discretely and for which discrete financial information is reviewed regularly by our Chief Executive Officer, who is our chief operating decision maker, to assess performance and make decisions regarding the allocation of resources. We define our reportable segments as follows:

•	Owned hotels —This segment derives its earnings from the operation of owned hotel properties located in the United States.
•

Franchise and management —This segment derives its earnings primarily from fees earned under various license, franchise and management agreements relating to our owned and franchised hotels. These agreements provide for us to earn compensation for the licensing of our brand to franchisees, for providing certain services (including hotel management services) and for providing access to certain shared services and marketing programs such as reservations, La Quinta Returns, and property management systems. Other than with respect to the Previously Managed Portfolio, which are reflected as managed hotels prior to their acquisition in connection with the IPO in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, we do not currently generate, and did not generate over the periods presented, any revenue from the management of hotel operations for third parties. This segment includes intercompany fees, which are charged to our owned portfolio to reflect that certain functions, such as franchise, licensing and management, are included in the franchise and management segment. Prior to the IPO, we charged aggregate fees of 2.0% (0.33% license fee for trademark rights and 1.67% management fee for management services) to our owned hotels (as well as having certain cost reimbursement arrangements). Upon effectiveness of the IPO, we entered into new franchise and management agreements covering our owned portfolio, which cover certain services as well as trademark rights, and terminated the agreements that existed prior to the IPO. The new agreements provide for a franchise fee of 4.5% of gross room revenues and a management fee of 2.5% of gross operating revenue for our owned hotels. We set the franchise fee on a basis that reflects the services and rights covered by the new franchise agreements and because, as a public company with two segments that may be valued differently by investors, we believe it is meaningful to investors to show a franchise fee on our owned portfolio that is consistent with the franchise fee we charge our franchisees. We set the management fee on a basis that reflects current market rates for select service hotels, the current composition of our owned portfolio and the services to be provided. For purposes of this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, we have reflected the historical aggregate intercompany fees of 2.0% prior to the IPO date, and the new rates for the period from April 14, 2014 to December 31, 2016

Exhibit 99.1

Our segment information also reflects corporate and other, which includes revenues generated by and related to operating expenses incurred in connection with the overall support and brand management of our owned, managed and franchised hotels and operations. The franchise agreements with our owned hotels also include a reservation fee of 2.0% of gross room revenues, which is reflected in corporate and other for the period from April 14, 2014 to December 31, 2016.

We currently have a business model that involves both ownership of properties and franchising of third-party owned properties. This provides us with diversified revenue and income streams that balance both the advantages and risks associated with these lines of business.

As an owner of hotels, we can capture the full benefit of increases in operating profits during periods of increasing demand or ADR. The cost structure of our typical hotel is more fixed than variable, so as demand and ADR increase over time, the pace of increase in operating profits typically is higher than the pace of increase of revenues. Hotel ownership is, however, more capital intensive than granting franchise agreements to third-party hotel owners, as we are responsible for the costs and capital expenditures for our Owned Hotels. The profits realized by us in our Owned Hotels segment are generally more significantly affected by economic downturns and declines in revenues than the results of our Franchise hotels. See also “—Key components and factors affecting our results of operations—Expenses” and “Risk Factors—Risks related to our business and industry.”

As a franchisor of hotels, growth in the number of franchised hotels and earnings from franchises typically results in higher overall returns on invested capital because the capital required to build and maintain franchised hotels is typically provided by the owner of the respective property with minimal or no capital required by us, as franchisor. During periods of increasing demand, we do not, however, share in most of the benefits of increases in profits from franchised hotels because franchisees do not pay us fees based on profits. A principal component of our current growth strategy is to focus our expansion on our franchise business.

On January 18, 2017, we announced that we are pursuing the possibility of separating our real estate business from our franchise and management businesses, which could prove to be the most logical next step as we continue to execute on our key strategic initiatives and create value for our stakeholders.  This separation of our businesses could enable greater strategic clarity and allow us to take advantage of growth opportunities that naturally flow from each business model. This could also enable shareholders to own and value each business independently, allowing each company to attract the investor base most appropriate for its distinct investment profile.  There is no assurance that the separation of our business will occur.  See “Risk Factors—Risks related to pursuing the separation of our businesses.”

For purposes of this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the following table sets forth the number of net owned, franchised and managed hotels as of December 31, 2016, 2015 and 2014.

	As of December 31,
	2016	2015	2014
Owned Hotels:
Owned Hotels (1)	322	341	353
Franchised Hotels (2)	566	545	514
Total Net Owned and Franchised/Managed Hotels	888	886	867
(1)

Owned Hotels as of December 31, 2016, 2015 and 2014 includes 18 properties that are subject to ground leases; we include these 18 properties as “Owned Hotels” throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations.  Owned Hotels also includes one hotel owned via a joint venture in which we have a controlling interest. As of December 31, 2016 and 2015, Owned Hotels includes five and 13 hotels designated as assets held for sale, which are subject to definitive purchase agreements, respectively.

(2)

As of December 31, 2016 and 2015, Franchised Hotels includes five and one hotels, respectively, that are temporary franchise agreements related to owned hotels that are in the process of exiting the system.

Seasonality

The hotel industry is seasonal in nature. Generally, our revenues are greater in the second and third quarters than in the first and fourth quarters. The timing of holidays can also impact our quarterly results. The periods during which our properties experience higher revenues vary from property to property and depend principally upon location. This seasonality can be expected to cause quarterly fluctuations in revenue, profit margins and net earnings. Additionally, our quarterly results may be further affected by the timing of certain of our marketing production expenditures. Further, the timing of opening of newly constructed or franchised hotels and the timing of any hotel acquisitions or dispositions may cause a variation of revenue and earnings from quarter to quarter.

Exhibit 99.1

Inflation

We do not believe that inflation had a material effect on our business during years ended December 31, 2016, 2015 and 2014. Although we believe that increases in the rate of inflation will generally result in comparable increases in hotel room rates, severe inflation could contribute to a slowing of the U.S. economy. Such a slowdown could result in a reduction in room rates and occupancy levels, negatively impacting our revenues and net income.

Key components and factors affecting our results of operations

Revenues

We primarily derive our revenues from the following sources:

•

Room revenues. Represents revenues derived from hotel operations at owned hotels which are almost exclusively driven by room rentals. These revenues are primarily derived from three categories of guests: leisure, corporate and group.

•

Franchise fees. Represents revenues derived from franchise fees received in connection with the franchising of our brand, and other revenue generated by the incidental support of hotel operations for franchised hotels. Franchise fees consist of an initial fee upon the entry of a new hotel into the system and a monthly royalty fee, generally calculated as a percentage of gross room revenue. As new franchised hotels are established in our franchise system, we expect the franchise fees received from such hotels to increase over time as they establish their presence in the marketplace and stabilize their operations. If a franchise property changes owners, we generally charge a transfer fee.

•

Management fees. Represents revenues derived from management fees received in connection with the management of day-to-day hotel operations, and other revenue generated by the incidental support of hotel operations for managed properties. Management fees are generally calculated as a percentage of gross room revenue. After the consummation of the IPO Transactions, we no longer have any management fees from third parties.

•

Other hotel revenues. Other hotel revenues include revenues generated by the incidental support of hotel operations for owned hotels, including charges to guests for vending commissions, meeting and banquet room revenue, laundry services, and other rental income from operating leases associated with leasing space for restaurants, billboards and cell towers.

•

Brand marketing fund revenues from franchised and managed properties. These revenues represent the fees collected from our franchised and managed hotels related to our Brand Marketing Fund (“BMF”), which are calculated as a percentage of gross room revenues. The corresponding expenses are presented as other expenses from franchised and managed properties in our condensed consolidated statements of operations, resulting in no impact to continuing operating (loss) income or net (loss) income. After the consummation of the IPO Transactions, we no longer have BMF revenues from properties managed for third parties.

Consumer demand for our services is closely linked to the performance of the general economy on both a national and regional basis and is sensitive to business and personal discretionary spending levels. Declines in consumer demand due to adverse general economic conditions, risks affecting or reducing travel patterns, lower consumer confidence and adverse political conditions can lower the revenues and profitability of our owned hotels and the amount of franchise fee revenues we are able to generate from our franchised hotels. As a result, changes in consumer demand and general business cycles can subject, and have subjected, our revenues to significant volatility. See “Risk Factors—Risks related to our business and industry.”

The downturn in the oil and gas industry has significantly affected demand in markets defined by Smith Travel Research (“STR”), a primary source for third-party market data and industry statistics and forecasts, as “oil tracts,” significantly affecting our business in those markets, and a further decline could further affect our business in those markets.

In addition to general economic conditions, our guest satisfaction scores, the location of our hotels, the expenditures that we and our franchisees incur to improve our hotels, our loyalty program and the quality of our service impact our ADR, occupancy rates, RevPAR and RevPAR Index performance (each of which is described below under “—Key indicators of financial condition and operating performance”). Changes in ADR, occupancy, RevPAR and RevPAR Index performance significantly impact our revenues.

Our review of our owned hotel portfolio has identified approximately 50 properties that, with the appropriate scope of capital investment and renovation, we believe have the opportunity to re-position within a market, capturing occupancy and additional rate while being measured against new, higher-quality competitive sets.

The first wave of these renovations commenced in the fourth quarter of 2016, with the start and completion dates for these projects being staggered over the next few quarters.  The timing of the renovations has been sequenced with the goal of minimizing

Exhibit 99.1

displacement, and maximizing readiness for peak demand seasons to come, such as the important spring break and summer travel seasons.

For the balance of our owned portfolio, our ongoing strategic review could result in several outcomes, such as:

•	The property is appropriately positioned within its market; or
•	The property should be part of the next phase of incremental renovations; or
•	The property should be disposed of and/or removed from the La Quinta brand, opening the market to potential new franchise development.

If a decision is made to dispose of a hotel or groups of hotels from the La Quinta brand, we expect that our revenue and Adjusted EBITDA from owned hotels will decrease and that decrease may be material. Additionally, a decision to dispose of a hotel or groups of hotels may result in an impairment charge related to the reduced holding period of the hotels.

Expenses

We primarily incur the following expenses:

•

Direct lodging expenses and other lodging and operating expenses. Direct lodging and Other lodging and operating expenses reflect the operating expenses of our owned hotels, including both direct and indirect hotel operating expenses. Direct lodging expenses include items such as compensation costs for hotel level management, housekeeping, laundry and front desk staff, supply costs for guest room amenities and laundry, repairs and maintenance, utilities, sales and local marketing, bad debt expenses related to direct-bill corporate customers, and online and offline travel agency commissions. Other lodging and operating expenses include indirect property operating expenses, primarily property taxes and insurance.

•

Depreciation and amortization. These are non-cash expenses that primarily consist of depreciation of fixed assets such as buildings, furniture, fixtures and equipment at our owned hotels, as well as certain corporate assets. Amortization expense primarily consists of amortization of intangibles related to our franchise business, and other leasehold interests, all of which are amortized over their estimated useful lives.

•

General and administrative expenses. General and administrative expenses consist primarily of compensation expense for our corporate staff and personnel supporting our business segments, professional fees (including consulting, audit and legal fees), travel and entertainment expenses, contractual performance obligations and office administrative and related expenses.

•

Impairment losses. We hold amortizing and non-amortizing intangible assets and long-lived assets. We evaluate these assets for impairment as further discussed in “—Critical accounting policies and estimates.” These evaluations have, in the past, resulted in impairment losses for certain of these assets based on the specific facts and circumstances surrounding those assets and our estimates of the fair value of those assets. Based on economic conditions, estimated holding periods or other factors at a hotel-specific or system-wide level, we may be required to take additional impairment losses to reflect further declines in our asset and/or investment values.

•

Brand marketing fund expenses from franchised and managed properties. These expenses represent the expenditure of BMF fees collected from our franchised hotels for marketing and other support of the La Quinta brand. The corresponding revenues are presented as other revenues from franchised properties in our condensed consolidated statements of operations, resulting in no impact to operating income or net income. After the consummation of the IPO Transactions, we no longer have BMF expenses from properties managed for third parties.

•

Marketing, promotional and other advertising expenses. These expenses include advertising costs associated with general promotion of the La Quinta brand and specific advertising and marketing support for our operation and for the operations of our franchisees, which are in addition to the expenditure of BMF fees collected from franchised and managed properties for the same purpose.

Fluctuations in operating expenses at our owned hotels can be related to various factors, including changes in occupancy rates, which directly impact certain variable expenses including labor, supplies, utilities and other operating expenses. However, certain of our expenses are relatively fixed, including rent, property taxes, liability insurance and, to a certain extent, payroll. As market conditions dictate, we take steps to adjust both our variable and fixed costs to levels we feel are appropriate to enhance guest experience, maximize profitability and respond to market conditions without jeopardizing the overall guest experience or the value of our hotels or brand. In addition, changes in depreciation expenses may be impacted by renovations of existing hotels or the disposition

Exhibit 99.1

of existing hotels through sale or closure. General and administrative expenses may also fluctuate from period to period, primarily related to support of the Company’s overall strategic initiatives.

For other factors affecting our costs and expenses, see “Risk factors—Risks related to our business and industry.”

Key indicators of financial condition and operating performance

We use a variety of financial and other information in monitoring the financial condition and operating performance of our business. Some of this information is financial information that is prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America, while other information may be financial in nature and may not be prepared in accordance with GAAP. Our management also uses other information that may not be financial in nature, including statistical information and comparative data that are commonly used within the lodging industry to evaluate hotel financial and operating performance. Our management uses this information to measure the performance of hotel properties and/or our business as a whole. Historical information is periodically compared to our internal budgets, as well as against industry-wide information. We use this information for planning and monitoring our business, as well as in determining management and employee compensation.

Average daily rate (“ADR”) represents hotel room revenues divided by total number of rooms sold in a given period. ADR measures the average room price attained by a hotel or group of hotels, and ADR trends provide useful information concerning pricing policies and the nature of the guest base of a hotel or group of hotels. Changes in room rates have an impact on overall revenues and profitability.

Occupancy represents the total number of rooms sold in a given period divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of our hotels’ available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

Revenue per available room (“RevPAR”) is defined as the product of the ADR charged and the average daily occupancy achieved. RevPAR does not include other ancillary, non-room revenues, such as food and beverage revenues or parking, telephone or other guest service revenues generated by a hotel, which are not significant for the Company.

As it pertains to owned hotels, RevPAR changes that are driven predominately by occupancy have different implications for overall revenue levels and incremental hotel operating profit than changes driven predominately by ADR. For example, increases in occupancy at a hotel would lead to increases in room revenues, as well as incremental operating costs (including, but not limited to, housekeeping services, utilities and room amenity costs). RevPAR increases due to higher ADR, however, would generally not result in additional operating costs, with the exception of those charged or incurred as a percentage of revenue, such as credit card fees and commissions. As a result, changes in RevPAR driven by increases or decreases in ADR generally have a greater effect on operating profitability at our owned hotels than changes in RevPAR driven by occupancy levels. Changes in RevPAR for our franchised hotels, whether driven by occupancy or ADR, directly impact our franchise revenues as these revenues are generally based on a percentage of the franchised hotels’ room revenues. Due to seasonality in our business, we review RevPAR by comparing current periods to budget and period-over-period.

RevPAR Index measures a hotel’s or group of hotels’ fair market share of a competitive set’s revenue per available room. RevPAR Index is stated as a percentage and is calculated for each hotel by comparing the hotel’s RevPAR to the aggregate RevPAR of a group of competing hotels generally in the same market. RevPAR Index is a weighted average of the individual property results. We subscribe to STR which collects and compiles the data used to calculate RevPAR Index, and STR may calculate ADR and RevPAR differently than we and our competitors do. The owner of each La Quinta hotel exercises its discretion in identifying the competitive set of properties for such hotel, considering, subject to STR’s guidelines, such factors as physical proximity, competition for similar customers, services and amenities, quality and average daily rate. We initially review the competitive set makeup of each new hotel that enters our system and review the continuing appropriateness of each hotel’s competitive set on an ongoing basis. Accordingly, while the hotel brands included in the competitive set for any individual La Quinta hotel depend heavily on market-specific conditions, the competitive sets for La Quinta hotels most often include one or more of Comfort, Holiday Inn Express and Hampton. Management uses RevPAR Index and changes in RevPAR Index, particularly year-over-year percentage changes, to evaluate the performance of individual or groups of hotels relative to other competing hotels.

Exhibit 99.1

Comparable hotels are defined as hotels that were active and operating in our system for at least one full calendar year as of the end of the applicable reporting period and were active and operating as of January 1st of the previous year; except for (i) hotels that sustained substantial property damage or other business interruption, (ii) owned hotels that become subject to a purchase and sale agreement, or (iii) hotels in which comparable results are otherwise not available. Management uses comparable hotels as the basis upon which to evaluate ADR, occupancy and RevPAR between periods for the set of comparable hotels existing at the reporting date versus the results of same set of hotels in the prior period.

•

Of the 888, 886 and 867 hotels in our system as of December 31, 2016, 2015 and 2014, respectively, 788, 798 and 793 have been classified as comparable hotels for the years ended December 31, 2016, 2015 and 2014, respectively.

EBITDA and Adjusted EBITDA.  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a commonly used measure in many industries. We adjust EBITDA when evaluating our performance because we believe that the adjustment for certain items, such as restructuring and acquisition transaction expenses, impairment charges related to long-lived assets, non-cash equity-based compensation, discontinued operations, and other items not indicative of ongoing operating performance, provides useful supplemental information to management and investors regarding our ongoing operating performance. We believe that EBITDA and Adjusted EBITDA provide useful information to investors about us and our financial condition and results of operations for the following reasons: (i) EBITDA and Adjusted EBITDA are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions; and (ii) EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors, lenders and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP, have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•	EBITDA and Adjusted EBITDA do not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

Results of operations

The following table presents hotel operating statistics for our system-wide (owned and franchised) comparable hotels for the applicable periods (1):

	Year ended December 31, 2016	Variance 2016 vs. 2015		Year ended December 31, 2015	Variance 2015 vs. 2014		Year ended December 31, 2014
Occupancy	66.5%	-100	bps	67.5%	35	bps	66.8%
ADR	$88.73	1.5%		$86.21	2.9%		$83.02
RevPAR	$59.03	0.0%		$58.23	3.5%		$55.48

(1)	See definition of comparable hotels in “—Key indicators of financial condition and operating performance—Comparable hotels.”

Exhibit 99.1

In addition, the following table presents RevPAR Index for our system-wide (owned and franchised) hotels for the applicable periods:

	Year ended December 31, 2016	Net Change	Year ended December 31, 2015	Net Change	Year ended December 31, 2014
RevPAR Index (1)	95.2%	-43 bps	95.7%	-84 bps	96.5%
(1)	Information based on the STR competitive set of hotels existing as of December 31, 2016

While we expect operating results at existing owned properties to improve and our business to grow based on our success in implementing initiatives designed to deliver a consistent guest experience and invest in points of differentiation, our ability to do so is dependent in part on increases in discretionary spending and the economic environment overall as well as on a local basis in our markets. See “Risk factors—Risks related to our business and industry.”

We anticipate growth in our Franchise segment, driven both by improvements in performance at our existing franchised hotels and by increases in the number of franchised hotels in our system based on our pipeline and plans to grow our franchise business. In recent years, we have made significant progress in executing our strategic priorities, including the expansion of our footprint through our franchise business. From December 31, 2015 to December 31, 2016, our total number of owned and franchised La Quinta hotels has grown from 886 to 888, with franchised hotels increasing from 545 to 566. At December 31, 2015, our pipeline numbered 228 hotels, or approximately 20,400 rooms, and has grown to 248 hotels, or approximately 23,100 rooms, in our pipeline at December 31, 2016, while we have opened a net total of 21 hotels over that time period. Each of our pipeline hotels is represented by an executed franchise agreement, and approximately 29% of the conversions and new construction projects have commenced as of December 31, 2016. However, should our franchisees experience difficulty in securing financing for their franchise or a decline in demand for hotel rooms, our pipeline may be adversely affected, resulting in delays in the opening of new hotels or decreases in the number of future properties that we could potentially franchise. Although there is no significant cost to us associated with our pipeline, because revenues from franchised hotels are principally derived from franchise fees rather than room rentals, as we grow our system by increasing the number of franchised hotels, our revenues and expenses will increase at a significantly slower rate than if we were growing our system through an increase in number of owned hotels.

The completion of the IPO had material effects on our results of operations and financial condition. In connection with the IPO Transactions, we incurred, in the quarter ended June 30, 2014, a one-time net tax expense of $321.1 million, which reflects the impact of the La Quinta Predecessor Entities becoming owned by a “C” corporation and establishing the related net deferred tax liability on our books. Also in connection with the IPO Transactions, we recorded, in the year ended December 31, 2014, compensation expense of approximately $46.2 million related to the exchange of ownership units awards outstanding under our long-term cash incentive plan for vested shares of common stock and unvested shares of restricted stock of the Company, and recorded additional compensation expense in the periods since the IPO related to unvested shares of restricted stock of the Company received in this exchange. See Note 16 of our consolidated financial statements included elsewhere in this report for more information. Since the consummation of the IPO, our results of operations have been and will be affected by other one-time costs and recurring costs of being a public company, including increases in executive and board compensation (including equity based compensation), increased insurance, accounting, legal and investor relations costs, the costs of compliance with the Sarbanes-Oxley Act of 2002, and the costs of complying with the other rules and regulations of the SEC and the NYSE. Additionally, as a result of La Quinta Predecessor Entities becoming owned by a “C” corporation, the income produced by such entities is taxed at the federal and state level. These costs are not reflected in our historical results for the periods prior to April 14, 2014, but are included in our results for the periods following the consummation of the IPO.

Year ended December 31, 2016 compared with year ended December 31, 2015

In 2016, on a system-wide comparable hotels basis, we experienced an increase in ADR and a decline in occupancy, which resulted in flat RevPAR compared to the year ended December 31, 2015. The decline in occupancy is primarily a result of a slowing of demand affecting the hotel industry as a whole, including influences from both corporate transient and leisure travel, and challenges in specific markets, including significant challenges in markets defined by STR as “oil tracts”, resulting from the significant and prolonged pullback in oil and gas production. RevPAR in these oil tracts significantly worsened throughout the second half of 2015 and into 2016, causing significant negative comparisons to the prior year period, although such comparisons began to moderate throughout 2016.

Excluding these STR oil tracts, for the year ended December 31, 2016 system-wide comparable RevPAR would have increased by 1.5 percent, as compared to prior year, which is a 145 basis point lift from our system-wide comparable results for the year ended December 31, 2016. In addition, the year ended December 31, 2016 comparable hotel operating statistics are comparing against strong

Exhibit 99.1

operating statistics on a comparable hotel basis for the year ended December 31, 2015, primarily related to the first six months of 2015.

The following tables present our overall operating performance, and system-wide and segment occupancy, ADR and RevPAR rates on a comparable hotel statistic basis, in each case, for the year ended December 31, 2016 and 2015, and system-wide and segment occupancy, ADR and RevPAR rates on a comparable hotel statistic basis, in each case, for the three months ended December 31, 2016 and 2015, including the amount and percentage change in these results between the periods (for additional information about quarterly periods, see Note 19: “Selected Quarterly Financial Information” in the consolidated financial statements of La Quinta Holdings Inc. as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014, included elsewhere in this report):

	Year ended December 31,		Increase/(Decrease)
(in thousands)	2016	2015	$ change	% change
Revenues
Room revenues	$855,302	$887,358	$(32,056)	(3.6)
Franchise and other fee-based revenues	106,468	100,069	6,399	6.4
Other hotel revenues	19,334	19,343	(9)	(0.0)
	981,104	1,006,770	(25,666)	(2.5)
Brand marketing fund revenues from franchised and managed properties	25,150	23,204	1,946	8.4
Total Revenues	1,006,254	1,029,974	(23,720)	(2.3)
Operating Expenses
Direct lodging expenses	409,886	398,828	11,058	2.8
Depreciation and amortization(1)	147,081	166,642	(19,561)	(11.7)
General and administrative expenses(1)	115,715	125,697	(9,982)	(7.9)
Other lodging and operating expenses	62,281	63,513	(1,232)	(1.9)
Marketing, promotional and other advertising expenses	68,327	69,810	(1,483)	(2.1)
Impairment loss	104,258	50,121	54,137	NM	(2)
(Gain) loss on sales	(4,908)	4,088	(8,996)	NM	(2)
	902,640	878,699	23,941	2.7
Brand marketing fund expenses from franchised and managed properties	25,150	23,204	1,946	8.4
Total Operating Expenses	927,790	901,903	25,887	2.9
Operating Income	78,464	128,071	(49,607)	(38.7)
Other Income (Expenses)
Interest expense, net	(81,419)	(86,504)	5,085	(5.9)
Other income (loss)	2,345	7,632	(5,287)	(69.3)
Total Other Income (Expenses)	(79,074)	(78,872)	(202)	0.3
(Loss) income from Continuing Operations Before Income Taxes	(610)	49,199	(49,809)	NM	(2)
Income tax expense	(493)	(22,487)	21,994	(97.8)
Net (Loss )Income	(1,103)	26,712	(27,815)	NM	(2)
Net Income Attributable to Noncontrolling Interests	(185)	(347)	162	(46.7)
Net (Loss) Income Attributable to La Quinta Holdings’ stockholders	$(1,288)	$26,365	$(27,653)	NM	(2)
(1)

We adopted ASU No. 2015-05 as of January 1, 2016. Accordingly, amortization of software service agreements in the amount of $8.3 million, which was classified as depreciation and amortization for the year ended December 31, 2015, has been reclassified as a general and administrative expense in our consolidated statement of operations.  This reclassification was made for all sections contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations that were impacted by this adoption. See Note 2 of the notes to our condensed consolidated financial statements included elsewhere in this report for additional information.

(2)	Fluctuation in terms of percentage change is not meaningful.

Exhibit 99.1

Comparable hotel statistics	For the three months ended December 31, 2016	Variance three months ended December 31, 2016 vs. 2015		Year ended December 31, 2016	Variance year ended Year ended December 31, 2016 vs. 2015
Owned Hotels
Occupancy	60.7%	-127	bps	65.5%	-185	bps
ADR	$80.98	3.1%		$84.68	2.1%
RevPAR	$49.17	1.0%		$55.44	-0.7%
Franchised Hotels
Occupancy	63.7%	86	bps	67.7%	-8	bps
ADR	$88.61	1.2%		$92.99	0.9%
RevPAR	$56.47	2.6%		$62.92	0.7%
System-wide
Occupancy	62.2%	-25	bps	66.5%	-100	bps
ADR	$84.73	2.2%		$88.73	1.5%
RevPAR	$52.67	1.8%		$59.03	0.0%

Revenues

Owned hotels

As of December 31, 2016, we had 322 owned hotels, comprising approximately 41,200 rooms, located in the United States. Room revenues at our owned hotels for the years ended December 31, 2016 and 2015 totaled $855.3 million and $887.4 million, respectively. The decrease of $32.1 million, or 3.6 percent, was primarily driven by a decrease of 19 hotels in the owned hotel portfolio in comparison to the hotels owned at December 31, 2015 and a decrease in RevPAR at our comparable owned hotels of 0.7 percent, which was due to a decrease in occupancy of 185 basis points, partially offset by an increase in ADR of 2.1 percent. The declines in occupancy and RevPAR are primarily a result of a slowing of demand affecting the hotel industry as a whole, including influences from both corporate transient and leisure travel. In addition occupancy has declined due to challenges in specific markets, including significant challenges in markets defined by STR as “oil tracts”, resulting from the significant and prolonged pullback in oil and gas production.  RevPAR in these oil tracts significantly worsened throughout the second half of 2015 and into 2016, causing significant negative comparisons to the prior year period, although such comparisons began to moderate throughout 2016.

Other hotel revenues at our owned hotels totaled $19.3 million for both years ended December 31, 2016 and 2015, respectively. These revenues are related to ancillary hotel services.

Franchise and other fee-based revenues

As of December 31, 2016, we had 566 franchised hotels, comprising approximately 46,000 rooms, located in the United States, Canada, Mexico, Honduras and Colombia. Franchise and other fee-based revenues for the years ended December 31, 2016 and 2015 totaled $106.5 million and $100.1 million, respectively. The increase of $6.4 million, or 6.4 percent, was primarily driven by a net increase of 21 hotels, providing approximately an additional 2,100 rooms, to our franchise system from December 31, 2015 to December 31, 2016 and an increase in RevPAR at our comparable franchised hotels of 0.7 percent, which was due to an increase in ADR of 0.9 percent, partially offset by a decrease in occupancy of 8 basis points. The decline in occupancy is primarily a result of a slowing of demand affecting the hotel industry as a whole, including influences from both corporate transient and leisure travel, and due to challenges in specific markets, including significant challenges in markets defined by STR as “oil tracts”, resulting from the significant and prolonged pullback in oil and gas production.  RevPAR in these oil tracts significantly worsened throughout the second half of 2015 and into 2016, causing significant negative comparisons to the prior year period, although such comparisons began to moderate throughout 2016.

Operating expenses

	Year Ended December 31,		Percent change
(in millions)	2016	2015	2016 vs. 2015
Direct lodging expenses	$409.9	$398.8	2.8
Other lodging and operating expenses	62.3	63.5	(1.9)

Exhibit 99.1

In total, direct lodging and other lodging and operating expenses for our owned hotels totaled $472.2 million and $462.3 million, for the years ended December 31, 2016 and 2015, respectively, resulting in an increase of $9.9 million, or 2.1 percent. These expenses increased primarily as a result of increases in direct lodging expenses for our owned hotels caused by increases in salaries (including hourly wages) and benefits and increased travel agency commission costs due to increased volume driven through third party online travel agencies, such as Expedia.com, Booking.com, and TripAdvisor. Additionally, uninsured losses and contract labor costs increased for the year ended December 31, 2016. These expense increases were partially offset by decreases in costs related to operating 19 fewer hotels in the owned hotel portfolio in comparison to the hotels owned at December 31, 2015 as a result of asset sales, and a decrease in utility costs, including electricity and natural gas resulting from mild weather in 2016. In addition, other lodging and operating expenses decreased, primarily due to operating 19 fewer hotels in the owned hotel portfolio in comparison to the hotels owned at December 31, 2015 as a result of asset sales and decreases in insurance expense and property taxes. These decreases are partially offset by an increase in losses from natural disasters.

	Year Ended December 31,		Percent change
(in millions)	2016	2015	2016 vs. 2015
Depreciation and amortization	$147.1	$166.6	(11.7)

Depreciation and amortization expense for our owned hotels totaled $147.1 million and $166.6 million, respectively, for the years ended December 31, 2016 and 2015. The decrease of $19.5 million, or 11.7 percent, was primarily the result of the suspension of depreciation for assets placed into held for sale status, as well as from the sale of 19 hotels in the owned hotel portfolio during 2016. This decrease was partially offset by a $51.8 million increase in capital expenditures between December 31, 2015 and December 31, 2016, which drove additional depreciation on certain owned assets in 2016.

	Year Ended December 31,		Percent change
(in millions)	2016	2015	2016 vs. 2015
General and administrative expenses	$115.7	$125.7	(7.9)

General and administrative expenses totaled $115.7 million and $125.7 million, respectively, for the years ended December 31, 2016 and 2015. For the year ended December 31, 2015 general and administrative expenses included equity based compensation expense of $5.6 million related to the shares of common stock and restricted stock received in exchange for long-term incentive ownership units held by certain members of the Company’s management in connection with our IPO. Additionally for the year ended December 31, 2015 general and administrative expenses included $8.0 million in cash and $3.0 million in non-cash charges related to the departure of our former CEO. Excluding these charges in the year ended December 31, 2015, general and administrative expenses increased for the year ended December 31, 2016 compared to the prior year, primarily as a result of increases in corporate bonus, stock based compensation for new grants, salaries and benefits, legal fees, severance costs and additional purchased services. The corporate bonus for the year ended December 31, 2015 excluded corporate bonus expense for the CEO. Also, in 2015, we incurred professional services fees related to a secondary offering of our common stock that did not recur in 2016.

	Year Ended December 31,		Percent change
(in millions)	2016	2015	2016 vs. 2015
Marketing, promotional and other advertising expenses	$68.3	$69.8	(2.1)

Marketing, promotional and other advertising expenses, not funded by the BMF collected from our hotels, totaled $68.3 million and $69.8 million, respectively, for the years ended December 31, 2016 and 2015. The decrease of $1.5 million, or 2.1 percent, was primarily driven by the timing of spending under certain brand programs and decreased spending in broadcast and direct media, partially offset by an increase in online media. In addition, we spent $25.2 million and $23.2 million of BMF fees collected from franchised hotels on similar brand management and other advertising expenses for the years ended December 31, 2016 and 2015, respectively which increased due to increased costs for online media.

	Year Ended December 31,		Percent change
(in millions)	2016	2015	2016 vs. 2015
Impairment loss	$104.3	$50.1	NM	(1)

(1)	Fluctuation in terms of percentage change is not meaningful

Exhibit 99.1

During 2016, we entered into agreements to sell 11 of our Owned Hotels for approximately $62.2 million. In connection with the sale agreements, we recorded an impairment charge of $19.3 million to adjust the value of these assets to their fair value, less transaction costs.  We recorded $1.1 million of additional impairment for hotels included in assets held for sale as of December 31, 2015.  Furthermore, we identified two Owned Hotels for which it was determined that the carrying amount would not be recoverable due to changes in market and economic conditions. We recorded impairment charges of $3.5 million related to these properties.

Additionally during 2016, as part of the strategic review of our owned hotel portfolio, approximately 50 hotels were identified as candidates for sale in the near-term. After considering the reduced estimated holding period for these hotels, we determined that the estimated cash flows were less than the carrying value of these certain hotels and therefore we reduced the carrying values to their estimated fair value. This resulted in an impairment charge of approximately $80.4 million.

In 2015, the Company entered into discussions for the sale of 24 of its owned hotels.  Due to the potential reduced holding period of these assets, the Company recorded an impairment charge of $43.4 million for the year ended December 31, 2015 to adjust the value of these assets to their estimated fair value. Additionally, during 2015, the Company entered into discussions to sell a restaurant parcel. Due to the potential reduced holding period of this restaurant asset, the Company recorded an impairment charge of $1.6 million to adjust the value of this asset to its estimated fair value. In the fourth quarter of 2015, we identified a hotel where it became more likely than not that the carrying amount would not be recoverable due to a change in market and economic conditions.  As a result, we recorded an impairment charge of $5.1 million to adjust the carrying value of this hotel to its estimated fair value.

	Year Ended December 31,		Percent change
(in millions)	2016	2015	2016 vs. 2015
(Gain) loss on sales	$(4.9)	$4.1	NM	(1)

(1)	Fluctuation in terms of percentage change is not meaningful.

During the year ended December 31, 2016, we sold 19 of our Owned Hotels for a gain of approximately $4.9 million. Of this group of hotels, 13 hotels were from the 24 hotels marked as held for sale in the third quarter of 2015.

During the year ended December 31, 2015, we sold one of our Owned Hotels for a loss of approximately $4.0 million.  We sold 11 hotels from the 24 hotels marked as held for sale in the third quarter of 2015, with no gain or loss on the close of the transactions. Additionally, during 2015, we sold a restaurant parcel for a loss on sale of $0.1 million.

Other Income (Expenses)

	Year Ended December 31,		Percent change
(in millions)	2016	2015	2016 vs. 2015
Interest expense, net	$81.4	$86.5	(5.9)

Interest expense, net, totaled $81.4 million and $86.5 million for the years ended December 31, 2016 and 2015, respectively. The decrease of $5.1 million, or 5.9 percent, was driven by the reduction in the principal balance of our term loan facility with the application of the voluntary prepayments in 2015, and the realization of a 25 basis point reduction in the applicable interest rate when the Company achieved a net leverage ratio of less than or equal to 4.50 to 1.00 during the third quarter of 2015.

	Year Ended December 31,		Percent change
(in millions)	2016	2015	2016 vs. 2015
Other income	$2.3	$7.6	(69.3)

Other income totaled $2.3 million and $7.6 million, respectively, for the years ended December 31, 2016 and 2015. The decrease of $5.3 million is primarily related to a 2015 settlement for business interruption caused by the Deepwater Horizon oil spill in the Gulf of Mexico.

	Year Ended December 31,		Percent change
(in millions)	2016	2015	2016 vs. 2015
Income tax expense	$(0.5)	$(22.5)	(97.8)

Exhibit 99.1

The company recorded an income tax expense of approximately $0.5 million and an income tax expense of $22.5 million, respectively, for the years ended December 31, 2016 and 2015. The decrease of $22.0 million is primarily related to a decrease in income from operations.

Segment results

We evaluate our segments’ operating performance using segment Adjusted EBITDA, as described in Note 18: “Segments” in the consolidated financial statements of La Quinta Holdings Inc. as of December 31, 2016, 2015 and 2014 and for the years ended December 31, 2016, 2015 and 2014, included elsewhere in this report. Refer to those financial statements for a reconciliation of Adjusted EBITDA to net (loss) income. For a discussion of our definitions of EBITDA and Adjusted EBITDA, how management uses them to manage our business and material limitations on their usefulness, refer to “—Key indicators of financial condition and operating performance.” The following table sets forth revenues and Adjusted EBITDA by segment, reconciled to consolidated amounts, for the years ended December 31, 2016 and 2015.

	Year Ended December 31,
(in thousands)	2016	2015
Revenues
Owned Hotels	$879,653	$911,491
Franchise and Management (1)	116,806	114,610
Segment revenues	996,459	1,026,101
Other revenues from franchised properties	25,150	23,204
Corporate and other (2)	124,757	126,469
Intersegment elimination (3)	(140,112)	(145,800)
Total revenues	$1,006,254	$1,029,974
Adjusted EBITDA
Owned Hotels	$279,536	$314,278
Franchise and Management	116,806	114,610
Segment Adjusted EBITDA	396,342	428,888
Corporate and other	(35,964)	(34,846)
Adjusted EBITDA	$360,378	$394,042

(1)

This segment includes intercompany fees which are charged to our owned hotels to reflect that certain functions, such as licensing and management, are included in the franchise and management segment. We charge a franchise fee of 4.5% of gross room revenues and a management fee of 2.5% of gross operating revenue for our owned hotels. These fees are charged to owned hotels and are eliminated in the accompanying condensed consolidated financial statements.

(2)

Includes revenues related to our brand management programs and other cost reimbursements. The portion of these fees that were charged to our owned hotels totaled $71.5 million and $75.1 million for the years ended December 31, 2016 and 2015, respectively. This includes a reservation fee of 2.0% of gross room revenues, which is reflected in corporate and other. These fees are charged to owned hotels and are eliminated in the accompanying consolidated financial statements.

(3)

Includes management, license, franchise, BMF, Returns and other cost reimbursements totaling $140.1 million and $145.8 million for the years ended December 31, 2016 and 2015, respectively. These fees are charged to owned hotels and are eliminated in the accompanying consolidated financial statements.

Owned hotels

Owned Hotels segment revenues decreased primarily driven by a decrease of 19 hotels in the owned hotel portfolio in comparison to the hotels owned at December 31, 2015 and a decline in RevPAR of 0.7 percent at our comparable owned hotels. Refer to “Revenues—Owned hotels” within this section for further discussion on the decrease in revenues from our comparable owned hotels. Our Owned Hotels segment’s Adjusted EBITDA decrease is a result of decreased Owned Hotels segment revenues of approximately $31.8 million and an increase in direct lodging expenses of $11.1 million, partially offset by decreases in other lodging and operating expenses of $1.2 million. Refer to “Operating expenses—Owned hotels” within this section for further discussion of the increase in operating expenses at our owned hotels.

Exhibit 99.1

Franchise and management

Franchise hotels segment revenues increased by $2.2 million primarily as a result of the net addition of 21 hotels to our franchise system and an increase in RevPAR of 0.7 percent at our comparable franchised hotels. Refer to “Revenues—Franchise and other fee-based revenues” within this section for further discussion of the increase in revenues from our comparable franchised hotels. Our Franchise segment’s Adjusted EBITDA increased as a result of the overall increase in Franchise segment revenues.

Exhibit 99.1

Year ended December 31, 2015 compared with year ended December 31, 2014

In 2015, we experienced system-wide improvement at our comparable hotels in occupancy, ADR, and RevPAR, compared to the year ended December 31, 2014. Despite the adverse impact on RevPAR from challenges in specific markets, including significant challenges in certain markets in Texas as a result of the declines in the oil and gas market and adverse weather conditions, the impact to RevPAR of a transition of our reservations call center, and the unexpected closure of one of our largest hotels for structural repairs during the third and fourth quarters, system-wide ADR improved 2.9 percent in the year ended December 31, 2015, compared to the year ended December 31, 2014, and system-wide RevPAR increased 3.5 percent in the year ended December 31, 2015, compared to the year ended December 31, 2014.  System-wide occupancy increased 35 basis points in the year ended December 31, 2015, compared to the year ended December 31, 2014

The following tables present our overall operating performance, and system-wide and segment occupancy, ADR and RevPAR rates on a comparable hotel statistic basis, in each case, for the year ended December 31, 2015 and 2014, including the amount and percentage change in these results between the periods:

	Year ended December 31,		Increase/(Decrease)
(in thousands)	2015	2014	$ change	% change
Revenues
Room revenues	$887,358	$846,203	$41,155	4.9
Franchise and other fee-based revenues	100,069	89,718	10,351	11.5
Other hotel revenues	19,343	19,536	(193)	(1.0)
	1,006,770	955,457	51,313	5.4
Brand marketing fund revenues from franchised and managed properties	23,204	21,481	1,723	8.0
Total Revenues	1,029,974	976,938	53,036	5.4
Operating Expenses
Direct lodging expenses	398,828	378,705	20,123	5.3
Depreciation and amortization(1)	166,642	165,887	755	0.5
General and administrative expenses(1)	125,697	149,894	(24,197)	(16.1)
Other lodging and operating expenses	63,513	56,984	6,529	11.5
Marketing, promotional and other advertising expenses	69,810	62,161	7,649	12.3
Impairment loss	50,121	5,157	44,964	NM	(2)
Loss on sale	4,088	—	4,088	NM	(2)
	878,699	818,788	59,911	7.3
Brand marketing fund expenses from franchised and managed properties	23,204	21,481	1,723	8.0
Total Operating Expenses	901,903	840,269	61,634	7.3
Operating Income	128,071	136,669	(8,598)	(6.3)
Other Income (Expenses)
Interest expense, net	(86,504)	(120,945)	34,441	(28.5)
Other income	7,632	3,261	4,371	NM	(2)
Loss on extinguishment of debt, net	—	(2,030)	2,030	NM	(2)
Total Other Income (Expenses)	(78,872)	(119,714)	40,842	(34.1)
Income from Continuing Operations Before Income Taxes	49,199	16,955	32,244	NM	(2)
Income tax expense	(22,487)	(28,805)	6,318	(21.9)
Recognition of net deferred tax liabilities upon C-corporation conversion	—	(321,054)	321,054	NM	(2)
Income (Loss) from Continuing Operations, Net of Tax	26,712	(332,904)	359,616	NM	(2)
Loss on Discontinued Operations, Net of Tax	—	(503)	503	NM	(2)
Net Income (Loss)	26,712	(333,407)	360,119	NM	(2)
Net Income Attributable to Noncontrolling Interests	(347)	(3,890)	3,543	(91.1)
Net Income (Loss) Attributable to La Quinta Holdings’ stockholders	$26,365	$(337,297)	$363,662	NM	(2)

Exhibit 99.1

(1)

We adopted ASU No. 2015-05 as of January 1, 2016. Accordingly, amortization of software service agreements in the amount of $8.3 million and $7.3 million, which was classified as depreciation and amortization for the year ended December 31, 2015 and 2014, respectively, has been reclassified as a general and administrative expense in our consolidated statement of operations.  This reclassification was made for all sections of Management’s Discussion and Analysis of Financial Condition and Results of Operations that were impacted by this adoption. See Note 2 of the notes to our condensed consolidated financial statements included elsewhere in this report for additional information.

(2)	Fluctuation in terms of percentage change is not meaningful.

Comparable hotel statistics	Year ended December 31, 2015	Variance 2015 vs. 2014
Owned Hotels
Occupancy	67.0%	1	bps
ADR	$82.05	3.5%
RevPAR	$54.95	3.5%
Franchised Hotels
Occupancy	68.2%	76	bps
ADR	$91.08	2.2%
RevPAR	$62.15	3.4%
System-wide
Occupancy	67.5%	35	bps
ADR	$86.21	2.9%
RevPAR	$58.23	3.5%

Revenues

Owned hotels

As of December 31, 2015, we had 341 owned hotels, comprising approximately 43,600 rooms, located in the United States. Room revenues at our owned hotels for the years ended December 31, 2015 and 2014 totaled $887.4 million and $846.2 million, respectively. The increase of $41.2 million, or 4.9 percent, was primarily driven by an increase in RevPAR at our comparable owned hotels of 3.5 percent, which was due to increases in ADR and occupancy of 3.5 percent and 1 basis point, respectively.

The increase in RevPAR, which occurred through the third quarter, but as reflected in the table RevPAR declined in the fourth quarter, was driven by a combination of factors, including an increased demand for hotel rooms due in part to the historically low level of new hotels being built in our competitive markets, enhanced pricing power in certain of our markets, the introduction of new distribution and selling channels and continuous enhancements to our brand experience through capital expenditures and staff training. The growth in RevPAR was adversely impacted from challenges in specific markets, including significant challenges in certain markets in Texas as a result of the declines in the oil and gas market and adverse weather conditions, the impact of a transition of our reservations call center, and the unexpected closure of one of our largest hotels for structural repairs during the third and fourth quarters.

Other hotel revenues at our owned hotels for the years ended December 31, 2015 and 2014 totaled $19.3 million and $19.5 million, respectively. The decrease of $0.2 million, or 1.0 percent, was primarily a result of a decrease in demand for ancillary hotel services.

Franchise and other fee-based revenues

As of December 31, 2015, we had 545 franchised hotels, comprising approximately 43,900 rooms, located in the United States, Canada, Mexico and Honduras. Franchise and other fee-based revenues for the years ended December 31, 2015 and 2014 totaled $100.1 million and $89.7 million, respectively. The increase of $10.4 million, or 11.5 percent, was primarily driven by an increase in RevPAR at our comparable franchised hotels of 3.4 percent, which was due to increases in ADR and occupancy of 2.2 percent and 76 basis points, respectively. The increase in RevPAR, which occurred through the third quarter, but as reflected in the table above declined in the fourth quarter, was driven by a combination of factors, including increased demand for hotel rooms due in part to the historically low level of new hotels being built in our franchised hotels’ competitive markets, the continued expansion of our franchise footprint into higher-rated markets, and enhanced pricing power in certain of our franchisees’ markets. The growth in RevPAR was adversely impacted from challenges in specific markets, including significant challenges in certain markets in Texas as a result of the declines in the oil and gas market and adverse weather conditions.

Exhibit 99.1

The addition of new hotels to our franchise system also contributed to the growth in revenue. From December 31, 2014 to December 31, 2015, we added 31 franchised hotels on a net basis, providing an additional 2,400 rooms to our system.

Operating expenses

	Year Ended December 31,		Percent change
(in millions)	2015	2014	2015 vs. 2014
Direct lodging expenses	$398.8	$378.7	5.3
Other lodging and operating expenses	63.5	57.0	11.5

In total, direct lodging and other lodging and operating expenses amounted to $462.3 million and $435.7 million, respectively, for the years ended December 31, 2015 and 2014 resulting in an increase of $26.6 million, or 6.1 percent. This overall increase was primarily the result of increases in direct lodging expenses for our owned hotels driven primarily by: (1) increases in salaries and benefits at our owned hotels including increased health care costs related to compliance with the Affordable Care Act, (2) increased travel agency commission costs due to an increase in the percentage of our customers selecting to reserve rooms through online travel agencies resulting in increased commission expense (3) an increase in credit card fees (4) increased utilities costs, specifically water and electricity, and (5) and increased expenses related to repair and maintenance costs. These expense increases were partially offset by the effects of continued cost mitigation strategies; the impact of operational efficiencies employed at our owned hotels and decreased cost due to fewer owned hotels in 2015. In addition, the overall increase was driven by increases in other lodging and operating expenses for certain of our owned hotels primarily in the cost for property taxes related to increased valuation assessments for certain of our owned hotels.  In 2014, we received significant insurance proceeds related to a natural disaster that offset other lodging and operational expenses.

	Year Ended December 31,		Percent change
(in millions)	2015	2014	2015 vs. 2014
Depreciation and amortization	$166.6	$165.9	0.5

Depreciation and amortization expense for our owned hotels totaled $166.6 million and $165.9 million, respectively, for the years ended December 31, 2015 and 2014. The increase of $0.7 million, or 0.5 percent, was the result of $92.0 million in capital expenditures during 2015, which drove additional depreciation on certain owned assets, as well as $166.5 million in additions to property and equipment as a result of the acquisition of the Previously Managed Hotels on April 14, 2014.  The increase was partially offset by of the suspension of depreciation for 24 Owned Hotels that are subject to a definitive purchase agreement, and which were designated as assets held for sale in September 2015.  As of December 31, 2015, 11 of these 24 hotels have been sold, with the remaining 13 sold during 2016.

	Year Ended December 31,		Percent change
(in millions)	2015	2014	2015 vs. 2014
General and administrative expenses	$125.7	$149.9	(16.1)

General and administrative expenses totaled $125.7 million and $149.9 million, respectively, for the years ended December 31, 2015 and 2014. The decrease of $24.2 million, or 16.1 percent, was primarily the result of a decrease in equity based compensation expense of $36.3 million. For the years ended December 31, 2015 and 2014, equity based compensation expense included $5.6 million and $46.2 million, respectively, related to the shares of common stock and restricted stock received in exchange for long-term incentive ownership units held by certain members of the Company’s management in connection with our IPO. These shares became fully vested on April 14, 2015. The decrease also includes a significant reduction in corporate bonus expense as a result of the Company’s performance compared to the established bonus targets. This decrease in general and administrative expenses is partially offset by $8.0 million in cash and $3.0 million in non-cash charges related to the departure of our former CEO in 2015, in addition to other factors including increases in executive salary and director compensation, increases in insurance, and fees for professional services. Additionally, we had a significant favorable legal accrual reversal in 2014 and had increased costs related to the transition of our call center to a new provider in 2015.

	Year Ended December 31,		Percent change
(in millions)	2015	2014	2015 vs. 2014
Marketing, promotional and other advertising expenses	$69.8	$62.2	12.3

Exhibit 99.1

Marketing, promotional and other advertising expenses, not funded by the BMF collected from our franchised and managed hotels, totaled $69.8 million and $62.2 million, respectively, for the years ended December 31, 2015 and 2014. The increase of $7.6 million, or 12.3 percent, was primarily driven by increased spending to enhance brand awareness via broadcast, online, and print media outlets. In addition, we spent $23.2 million of the BMF fees collected from franchised and managed hotels on similar brand management and other advertising expenses.

	Year Ended December 31,		Percent change
(in millions)	2015	2014	2015 vs. 2014
Impairment loss	$50.1	$5.2	NM	(1)

(1)	Fluctuation in terms of percentage change is not meaningful

Due to the potential reduced holding period of 24 owned hotels, the Company recorded an impairment charge of $43.4 million during 2015 to adjust the value of these assets to their estimated fair value. The Company entered into a definitive purchase and sale agreement to sell these 24 owned hotels during 2015, and has completed the sale of 11 of these hotels as of December 31, 2015. Additionally, during 2015 the Company entered into discussions to sell a restaurant parcel. Due to the potential reduced holding period of the restaurant parcel, the Company recorded an impairment charge of $1.6 million to adjust the value to the estimated fair value. In the fourth quarter of 2015, we identified a hotel where it became more likely than not that the carrying amount would not be recoverable due to a change in market and economic conditions. As a result, we recorded an impairment charge of $5.1 million to adjust the carrying value of this hotel to its estimated fair value.

In June 2014, we determined that the long-lived assets associated with one of our Owned Hotels were partially impaired primarily due to unfavorable expected terms of the upcoming underlying ground lease renewal and the likelihood of the Company abandoning the hotel upon expiration of the ground lease. As a result, we recorded an impairment loss of approximately $5.2 million for the three months ended June 30, 2014. Subsequent to June 30, 2014, we reached an agreement with the landlord and renewed the ground lease.

	Year Ended December 31,		Percent change
(in millions)	2015	2014	2016 vs. 2015
Loss on sale	$4.1	$—	NM	(1)

(1)	Fluctuation in terms of percentage change is not meaningful

On April 13, 2015, we entered into an agreement to sell one of our Owned Hotels for approximately $3.0 million.  We closed the sale in the second quarter of 2015 and recorded a loss on sale of approximately $4.0 million related to this transaction. We also sold a restaurant parcel for a loss on sale of $0.1 million.

Other Income (Expenses)

	Year Ended December 31,		Percent change
(in millions)	2015	2014	2015 vs. 2014
Interest expense, net	$86.5	$120.9	(28.5)

Net interest expense totaled $86.5 million and $120.9 million, respectively, for the years ended December 31, 2015 and 2014. The decrease of $34.4 million, or 28.5 percent, was primarily driven by a decrease in the overall interest rate on our new senior debt facility entered into at the time of the IPO as compared to our historical debt and the lower average outstanding balances of debt. The decrease was also driven by the Company’s realization of a 25 basis point reduction in interest rate when the Company achieved a net leverage ratio of less than or equal to 4.50 to 1.00 during the third quarter of 2015. Interest expense for the years ended December 31, 2015 and 2014 also included $8.9 million and $6.4 million, respectively, of interest expense related to an interest rate swap agreement covering a portion of our outstanding long-term debt entered into on April 14, 2014.

	Year Ended December 31,		Percent change
(in millions)	2015	2014	2015 vs. 2014
Loss on extinguishment of debt, net	$—	$2.0	NM	(1)

Exhibit 99.1

(1)	Fluctuation in terms of percentage change is not meaningful

In connection with the refinancing of our debt at the time of our IPO, we recorded a $2.0 million loss on extinguishment of debt, representing the write-off of unamortized debt issuance costs and associated fees.

	Year Ended December 31,		Percent change
(in millions)	2015	2014	2016 vs. 2015
Other income	$7.6	$3.3	NM	(1)

(1)	Fluctuation in terms of percentage change is not meaningful

Other income totaled $7.6 million and $3.3 million, respectively, for the years ended December 31, 2015 and 2014. The increase of $4.3 million is primarily related to a settlement for business interruption caused by the Deepwater Horizon oil spill in the Gulf of Mexico in 2010.

	Year Ended December 31,		Percent change
(in millions)	2015	2014	2015 vs. 2014
Income tax expense	$(22.5)	$(28.8)	(21.9)
Recognition of net deferred tax liabilities upon C-corporation conversion	—	(321.1)	NM	(1)

(1)	Fluctuation in terms of percentage change is not meaningful

Income tax expense totaled $22.5 million and $28.8 million, respectively, for the years ended December 31, 2015 and 2014. The decrease of $6.3 million, or 21.9 percent, was primarily driven by a decrease in the impact of equity compensation charges that are not deductible for income tax purposes.  This decrease is partially offset by an increase in income from operations.

Prior to our IPO on April 14, 2014, we operated within legal structures that are disregarded for federal and most state income tax purposes. Accordingly, in those jurisdictions that recognize disregarded status, items of income and expense have been allocated to the owners of our legal entities. Our partnership and REIT status terminated in connection with the IPO, as the La Quinta Predecessor Entities were contributed to Holdings, a “C” corporation, and our REITs were converted into limited liability companies. In connection with this reorganization, we recorded a one-time net deferred tax expense of $321.1 million, primarily driven by the accumulated differences between book and tax depreciation, as well as the recognition of additional deferred tax assets primarily related to the expected realization of federal net operating loss carryforwards.

Exhibit 99.1

Segment results

We evaluate our segments’ operating performance using segment Adjusted EBITDA, as described in Note 18: “Segments” in the consolidated financial statements of La Quinta Holdings Inc. as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014, included elsewhere in this report. Refer to those financial statements for a reconciliation of Adjusted EBITDA to net income. For a discussion of our definitions of EBITDA and Adjusted EBITDA, how management uses them to manage our business and material limitations on their usefulness, refer to “—Key indicators of financial condition and operating performance.” The following table sets forth revenues and Adjusted EBITDA by segment, reconciled to consolidated amounts, for the years ended December 31, 2015 and 2014. The comparison of the year ended December 31, 2015 to the year ended December 31, 2014 is impacted by the purchase of the Previously Managed Hotels at the time of the IPO and the change in certain intercompany agreements which went into effect on April 14, 2014—refer to the footnotes to the table below for a more detailed discussion:

	Year Ended December 31,
(in thousands)	2015	2014
Revenues
Owned Hotels	$911,491	$870,061
Franchise and Management (1)	114,610	94,002
Segment revenues	1,026,101	964,063
Other revenues from franchised and managed properties	23,204	21,481
Corporate and other (2)	126,469	116,805
Intersegment elimination (3)	(145,800)	(125,411)
Total revenues	$1,029,974	$976,938
Adjusted EBITDA
Owned Hotels	$314,278	$312,067
Franchise and Management	114,610	94,002
Segment Adjusted EBITDA	428,888	406,069
Corporate and other	(34,846)	(36,180)
Adjusted EBITDA	$394,042	$369,889

(1)

This segment includes intercompany fees which are charged to our owned hotels to reflect that certain functions, such as licensing and management, are included in the franchise and management segment. Prior to the IPO, we charged aggregate fees of 2.0% (0.33% license fees for trademark rights and 1.67% management fee for management services) to our owned hotels. In connection with the IPO, we entered into a new franchise agreement with our owned hotels, which covers certain services as well as trademark rights, and a new management agreement and terminated the existing agreements with our owned hotels. The new agreements, which commenced April 14, 2014, provide for a franchise fee of 4.5% of gross room revenues and a management fee of 2.5% of gross operating revenues for our owned hotels. Our consolidated financial information by segment for periods prior to April 14, 2014 presented herein reflects the historical aggregate fees of 2.0%.

(2)

Includes revenues related to our brand management programs and other cost reimbursements. The portions of these fees that are charged to our owned hotels, which totaled $75.1 million and $68.4 million for the years ended December 31, 2015 and 2014, respectively, are eliminated in the accompanying consolidated financial statements. The franchise agreement we entered into with our owned hotels upon effectiveness of the IPO also includes a reservation fee of 2.0% of gross room revenues, which is reflected in corporate and other.

(3)

Includes management, license, franchise, BMF, Returns and other cost reimbursements totaling $145.8 million and $125.4 million for the years ended December 31, 2015 and 2014, respectively. These fees are charged to owned hotels and are eliminated in the accompanying consolidated financial statements

Owned hotels

Owned Hotels segment revenues increased primarily due to an improvement in RevPAR of 3.5 percent at our comparable owned hotels. Refer to “Revenues—Owned hotels” within this section for further discussion on the increase in revenues from our comparable owned hotels. Our Owned Hotels segment’s Adjusted EBITDA increased as a result of an increase in Owned Hotels segment revenues of approximately $41.4 million, partially offset by increased direct lodging expenses of $20.1 million, and other lodging and operating expenses of $6.5 million. Refer to “Operating expenses—Owned hotels” within this section for further discussion on the increase in operating expenses at our owned hotels.

Exhibit 99.1

Franchise and management

Franchise and Management segment revenues increased by $20.6 million primarily as a result of the increases in RevPAR of 3.4 percent at our comparable franchised and owned hotels and the net addition of 31 hotels added to our franchise system as well as the full year effect from the establishment of new franchise and management agreements for our owned hotels in April 2014. Refer to “Revenues—Franchise and other fee-based revenues” within this section for further discussion on the increase in revenues from our comparable franchised hotels. Our Franchise and Management segment’s Adjusted EBITDA increased as a result of the overall increase in Franchise and Management segment revenues.

Liquidity and capital resources

Overview

As of December 31, 2016, we had total cash and cash equivalents of $160.6 million. Our liquidity requirements primarily consist of funds necessary to pay for operating expenses and other expenditures, including corporate expenses, taxes, payroll and related benefits, legal costs, operating costs associated with the operation of hotels, interest and scheduled principal payments on our outstanding indebtedness, potential payments related to our interest rate swap, capital expenditures for renovations and maintenance at our owned hotels, and other purchase commitments.

Concurrently with the consummation of the IPO, we entered into a new credit agreement to refinance all of our then existing secured debt, which was to mature in July 2014. The new credit agreement provides for senior secured credit facilities consisting of a $2.1 billion senior secured term loan facility, which will mature in 2021, and a $250.0 million senior secured revolving credit facility, $50.0 million of which is available in the form of letters of credit, which will mature in 2019. See “—Debt” for a further discussion of our credit agreement. In addition, following consummation of the IPO, for federal income tax purposes, our partnership and REIT status terminated and we became subject to additional entity-level taxes at the federal and state level and, in our second quarter, we established the related net deferred tax liability on our books equal to $321.1 million. With the full utilization of our federal net operating losses (“NOLs”) in 2016, we currently expect our cash taxes for 2016 to be $11 million.  In November 2014, Blackstone completed a secondary offering in which it registered and sold 23.0 million of the Company’s shares, reducing its ownership percentage to 45.2%, and creating an ownership change for federal income tax purposes. As a result of this secondary offering and the resulting ownership change the Company’s federal net operating losses will be limited under Internal Revenue Code Section 382 with annual limitations that became applicable in 2015 and will continue through 2019. State net operating loss carryforwards are also available for use subject to similar limitations in many cases.

We finance our business activities primarily with existing cash and cash generated from our operations. We believe that this cash will be adequate to meet anticipated requirements for operating expenses and other expenditures, including corporate expenses, payroll and related benefits, legal costs, and purchase commitments for the foreseeable future. The objectives of our cash management policy are to maintain the availability of liquidity and minimize operational costs.

We and our affiliates, and/or our major stockholders and their respective affiliates, may from time to time purchase our outstanding debt through open market purchases, privately negotiated transactions or otherwise. Purchases or retirement of debt, if any, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

The following table summarizes our net cash flows:

	As of and for the year ended December 31,			Percent Change
(in millions)	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
Net cash provided by operating activities	$264.4	$284.6	$279.5	(7.1)	1.8
Net cash used in investing activities	(70.8)	(48.4)	(37.5)	46.3	29.1
Net cash used in financing activities	(119.7)	(259.3)	(165.7)	(53.8)	56.5

Our ratio of current assets to current liabilities was 1.36 and 1.07 as of December 31, 2016 and 2015, respectively.

Operating activities

Net cash provided by operating activities was $264.4 million for the year ended December 31, 2016, compared to $284.6 million for the year ended December 31, 2015. The $20.2 million decrease was primarily driven by decreased operating income prior to the reduction for equity based compensation and the impairment loss. The change period over period also includes the effects of timing in our various working capital components including other current assets, accrued payroll and employee benefits.

Exhibit 99.1

Net cash provided by operating activities was $284.6 million for the year ended December 31, 2015, compared to $279.5 million for the year ended December 31, 2014. The $5.1 million increase was primarily driven by increased operating income prior to the reduction for increased impairment loss and a reduction in interest expense. The change period over period also includes the effects of timing in our various working capital components including accounts receivable and accrued expenses and other liabilities.

Investing activities

Net cash used in investing activities during the year ended December 31, 2016 was $70.8 million, compared to net cash used in investing activities of $48.4 million during the year ended December 31, 2015. The $22.4 million increase in cash used in investing activities was primarily an increase of $51.8 million of capital expenditures driven by increased renovations of our owned properties, which was partially offset by an increase in proceeds from the sale of owned assets during 2016.

Net cash used in investing activities during the year ended December 31, 2015 was $48.4 million, compared to net cash used in investing activities of $37.5 million during the year ended December 31, 2014. The $10.9 million increase in cash used in investing activities was primarily attributable to an increase in capital expenditures of $20.5 million and the $103.0 million decrease in restricted cash in 2014, partially offset by an increase in proceeds from the sale of assets of $30.5 million, an increase in insurance proceeds from casualty disasters of $3.3 million and a decrease in the cash acquisition costs for the 14 Previously Managed Hotels of $77.7 million in 2014.

Financing activities

Net cash used in financing activities during the year ended December 31, 2016 was $119.7 million, compared to $259.3 million during the year ended December 31, 2015. The $139.6 million decrease in cash used in financing activities was primarily attributable to prior period voluntary principal payments of long-term debt totaling $135.0 million.

Net cash used in financing activities during the year ended December 31, 2015 was $259.3 million, compared to $165.7 million during the year ended December 31, 2014. The $93.6 million increase in cash used in financing activities was primarily attributable to the increase in treasury stock due to our use of $100 million for our stock repurchase program offset by the decrease in our repayment of long-term debt, which in 2015 included $152.7 million of repayments.  Additionally in 2014, financing activities were impacted by the proceeds from our senior debt facility of $2.1 billion, the net proceeds from issuance of common stock of $698.0 million, and capital contributions of $21.5 million, partially offset by repayment of long-term debt of $2.9 billion, including $204.8 million of our senior debt facility, payment of deferred costs of $27.3 million, payment of original issue discount of $10.5 million, distributions to noncontrolling interest holders of $4.5 million, including $3.9 million for redemption of the capital stock held by third-party stockholders of our REIT entities.

Capital expenditures

We divide our capital expenditures primarily between “renovation and maintenance” and “investment” capital. Renovation and maintenance capital expenditures are comprised of repair and maintenance in the ordinary course of operations, as well as cycle renovations and ongoing maintenance of our technology infrastructure to keep it current and operational.  Investment capital expenditures include projects designed to provide additional return on investment in a short period of time, and may include acceleration of renovation cycles for our owned hotels in order to improve their market positioning in the short term.

Our capital expenditures are generally paid using cash on hand and cash flows from operations.

During the years ended December 31, 2016 and 2015, we incurred capital expenditures of approximately $143.8 million and $92.0 million, respectively. The increase in capital expenditures is primarily related to increased spending of investment capital and funds to recover from natural and other disasters related to our owned hotels.

During the years ended December 31, 2015 and 2014, we incurred capital expenditures of approximately $92.0 million and $71.5 million, respectively. The increase in capital expenditures is primarily related to increased spending of investment capital and funds to recover from natural and other disasters related to our owned hotels.

We currently consider a spending level of approximately 8.5-9.0% of the year’s total annual revenues for capital expenditures to be required for maintenance and repair in the ordinary course of operations, as well as cycle renovations and ongoing maintenance of our technology infrastructure to keep it current and operational. These levels do not reflect additional capital expenditures we may elect to make to, among other reasons, maintain or improve our competitive position or construct or acquire new hotels.  We currently

Exhibit 99.1

intend to make significant additional capital investments in 2017 focused on accelerating renovations of our owned hotels and investing in technology innovation to enhance our guest experience.

As of December 31, 2016, we had outstanding commitments under capital expenditure contracts of approximately $58.3 million for capital expenditures at certain owned hotels and for information technology enhancements. If cancellation of a contract occurred, our commitment would be any costs incurred up to the cancellation date, in addition to any costs associated with the discharge of the contract.

Debt

Concurrently with the consummation of the IPO, we refinanced all of our existing debt and accrued interest and related fees. As part of the refinancing, we entered into a credit agreement which provides for senior secured credit facilities consisting of:

•	a $2.1 billion senior secured term loan facility, which will mature in 2021; and
•

a $250.0 million senior secured revolving credit facility, which will mature in 2019. The revolving credit facility includes $50 million of borrowing capacity available for letters of credit and borrowing capacity for short-term borrowings referred to as the swing line borrowings.

In addition, the senior secured credit facilities also provide us with the option to (1) raise incremental credit facilities including an uncommitted incremental facility that provides us the option to increase the amounts available under the term loans and/or the revolving credit facility by an aggregate of up to $350.0 million, subject to additional increases upon achievement of a consolidated first lien net leverage ratio of less than or equal to 6.00 to 1.00 (or, after April 14, 2015, 5.75 to 1.00), (2), refinance the loans with debt incurred outside the credit agreement and (3) extend the maturity date of the revolving credit facility and term loans, subject to certain limitations.

We used the net proceeds of the senior secured term loan facility, together with the net proceeds from the IPO and available cash, to repay all of our previous indebtedness. In 2015, we made voluntary prepayments of $135.0 million on the term loan facility. We also made quarterly scheduled principal payments of $17.7 million in the aggregate in 2015. In 2014, we made voluntary prepayments of $195.0 million on the term loan facility. We also made quarterly scheduled principal payments of $9.8 million in the aggregate in September and December 2014.

Borrowings under the term loans bear interest, at the option of the Borrower (as defined below), at a rate equal to a margin over either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 1/2 of 1.00% and (3) the LIBOR rate for a one-month interest period plus 1.00% or (b) a LIBOR rate determined by reference to the Reuters LIBOR rate for the interest period relevant to such borrowing. The margin for the term loans is 2.00%, in the case of base rate loans, and 3.00% in the case of LIBOR rate loans, subject to one step-down of 0.25% upon the achievement of a consolidated first lien net leverage ratio (as defined in the credit agreement) of less than or equal to 4.50 to 1.00, subject to a base rate floor of 2.00%, and a LIBOR floor of 1.00%. As of July 31, 2015, we achieved a consolidated first lien net leverage ratio of less than 4.50 to 1.00, and, as a result we realized the step-down of 0.25% after that date.

Borrowings under the revolving credit facility bear interest, at the Borrower’s option, at a rate equal to a margin over either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 1/2 of 1.00% and (3) the LIBOR rate for a one-month interest period plus 1.00% or (b) a LIBOR rate determined by reference to the Reuters LIBOR rate for the interest period relevant to such borrowing. The margin for the revolving credit facility is 1.50%, in the case of base rate loans, and 2.50%, in the case of LIBOR rate loans, subject to three step-downs of 0.25% each upon the achievement of a consolidated first lien net leverage ratio of less than or equal to 5.00 to 1.00, 4.50 to 1.00 and 4.00 to 1.00, respectively. As of March 2, 2015, we achieved a consolidated first lien net leverage ratio of less than 5.00 to 1.00, and after March 2, 2015 we realized the first step-down in margin of 0.25%. As of July 31, 2015, we achieved a consolidated first lien net leverage ratio of less than 4.50 to 1.00, and, as a result we realized the second step-down in margin of 0.25% after that date.

In addition, the Borrower is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The commitment fee rate is 0.50% per annum subject to a step-down to 0.375%, upon achievement of a consolidated first lien net leverage ratio of less than or equal to 5.00 to 1.00. The Borrower is also required to pay customary letter of credit fees.  As of March 2, 2015, we achieved a consolidated first lien net leverage ratio of less than 5.00 to 1.00, and after March 2, 2015 we realized the step-down in margin of 0.375%.

Beginning September 2014, the Borrower is required to repay installments on the term loans in quarterly installments equal to 0.25% of the original principal amount less any prepayments on the term loans, with the remaining amount payable on the applicable maturity date with respect to the term loans.

Exhibit 99.1

The senior secured credit facilities are unconditionally and irrevocably guaranteed by Holdings, and any subsidiary of Holdings that directly or indirectly owns any issued and outstanding equity interests of Holdings’ wholly-owned subsidiary, La Quinta Intermediate Holdings L.L.C., which is the borrower under the senior secured credit facilities (the “Borrower”), and, subject to certain exceptions, each of the Borrower’s existing and future material domestic wholly owned subsidiaries (collectively, the “Guarantors”). In addition, the senior secured credit facilities are collateralized by first priority or equivalent security interests in (i) all the capital stock of, or other equity interests in, the Borrower and each of the Borrower’s and Guarantors’ material direct or indirect wholly owned restricted domestic subsidiaries and 65% of the voting stock (and 100% of the non-voting stock) of, or other equity interests in, each of the Borrower’s or any subsidiary Guarantor’s material direct wholly owned first-tier restricted foreign subsidiaries and (ii) certain tangible and intangible assets of the Borrower (other than real property except for certain real property described in the credit agreement) and those of the Guarantors (subject to certain exceptions and qualifications).

As of the closing date for the senior secured credit facilities, we did not have any foreign subsidiaries, non-wholly owned domestic subsidiaries that are restricted subsidiaries or immaterial subsidiaries guarantee the senior secured credit facilities. The Borrower will also have the ability to designate certain subsidiaries as unrestricted subsidiaries utilizing its investment capacity under the senior secured credit facilities.

The senior secured credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with (i) 50% of annual “excess cash flow” (with step-downs to 25% and 0%, as applicable, based upon the consolidated first lien net leverage ratio (as defined in the credit agreement)); (ii) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions, subject to reinvestment rights; and (iii) 100% of the net proceeds of any incurrence of debt by the Borrower or any of its restricted subsidiaries, other than debt permitted to be incurred or issued under the senior secured credit facilities.

Each lender of the term loans has the right to reject its pro rata share of mandatory prepayments described above, in which case the Borrower may retain the amounts so rejected. The foregoing mandatory prepayments will be applied to installments of the term loans in direct order of maturity.

The Borrower has the ability to voluntarily repay outstanding loans at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

The senior secured credit facilities contain a number of significant affirmative and negative covenants. Such covenants, among other things, limit or restrict, subject to certain exceptions, the ability of (i) the Company to engage in any material operating or business activities other than the ownership of the equity interests of the Borrower and (ii) the Borrower and its restricted subsidiaries to:

•	incur additional indebtedness and make guarantees;
•	create liens on assets;
•	enter into sale and leaseback transactions;
•	engage in mergers or consolidations;
•	sell certain assets;
•	make fundamental changes;
•	pay dividends and distributions or repurchase capital stock;
•	make investments, loans and advances;
•	engage in certain transactions with affiliates;
•	make changes in the nature of their business; and
•	make prepayments of junior debt.

In addition, if, on the last day of any period of four consecutive quarters on or after June 30, 2014, the aggregate principal amount of revolving credit loans, swing line loans and/or letters of credit (excluding up to $20 million of letters of credit and certain other letters of credit that have been cash collateralized or back-stopped) that are issued and/or outstanding is greater than 25% of the revolving credit facility, the credit agreement requires the Borrower to maintain a maximum consolidated first lien net leverage ratio not to exceed 8.0 to 1.0. During any period in which our corporate issuer rating is equal to or higher than Baa3 (or the equivalent) according to Moody’s Investors Service, Inc. or BBB- (or the equivalent) according to Standard & Poor’s Ratings Services and no default has occurred and is continuing, the restrictions in the senior secured credit facilities regarding incurring additional

Exhibit 99.1

indebtedness, dividends and distributions or repurchases of capital stock and transactions with affiliates will not apply to the Borrower and its restricted subsidiaries.

The senior secured credit facilities also contain certain customary representations and warranties, affirmative covenants and events of default. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take various actions, including the acceleration of amounts due under the senior secured credit facilities and actions permitted to be taken by a secured creditor. As of December 31, 2016, we were in compliance with all covenants under the senior secured credit facilities.

On April 14, 2014, we entered into an interest rate swap agreement with an aggregate notional amount of $850.0 million that expires on April 14, 2019. This agreement swaps the LIBOR rate in effect under the new credit agreement for this portion of the loan to a fixed-rate of 2.0311%, which includes the 1% LIBOR floor. We have elected to designate this interest rate swap as a cash flow hedge for accounting purposes.

If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required to reduce capital expenditures or refinance all or a portion of our existing debt. Our ability to make scheduled principal payments and to pay interest on our debt depends on the future performance of our operations, which is subject to general conditions in or affecting the hotel industry that are beyond our control. See “Risk Factors—Risks related to our business and industry” and “Risk Factors—Risks relating to our indebtedness” in this report.

Contractual obligations

The following table summarizes our significant contractual obligations as of December 31, 2016:

(in millions)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations(1)	$1,725	$18	$35	$1,672	—
Interest on long-term debt (2)	319	73	137	109	—
Operating and ground leases	127	5	9	9	104
Purchase commitments (3)	58	58	—	—	—
Total contractual obligations	$2,229	$154	$181	$1,790	$104

(1)	Long-term debt obligation excludes the deduction of debt issuance costs of $18.5 million and includes the unamortized portion of the original issue discount of $6.7 million.
(2)

For our unhedged variable-rate debt we have assumed a LIBOR floor of 1.0 percent plus a spread of 2.75 percent. For our interest rate swap, we have used the fixed-rate of 2.0311 percent, which includes a 1 percent LIBOR floor.

(3)	Purchase commitments include outstanding commitments under contracts for capital expenditures at certain owned hotels and for information technology enhancements.

In addition to the purchase commitments in the table above, in the normal course of business, we enter into purchase commitments for which we are reimbursed by our franchisees. These obligations have minimal or no impact on our net income and cash flow.

Off-balance sheet arrangements

We do not have off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. Under certain franchise agreements, we have committed to provide certain incentive payments, reimbursements, rebates and other payments, to help defray the costs of construction, marketing and other costs associated with opening and operating a La Quinta hotel.

Exhibit 99.1

Critical accounting policies and estimates

The preparation of our financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods and the related disclosures in the consolidated financial statements and accompanying footnotes. We believe that of our significant accounting policies, which are described in Note 2: “Significant Accounting Policies and Recently Issued Accounting Standards” in the audited financial statements included elsewhere in this report, the following accounting policies are critical because they involve a higher degree of judgment, and the estimates required to be made were based on assumptions that are inherently uncertain. As a result, these accounting policies could materially affect our financial position, results of operations and related disclosures. On an ongoing basis, we evaluate these estimates and judgments based on historical experiences and various other factors that are believed to reflect the current circumstances. While we believe our estimates, assumptions and judgments are reasonable, they are based on information presently available. Actual results may differ significantly from these estimates due to changes in judgments, assumptions and conditions as a result of unforeseen events or otherwise, which could have a material impact on financial position or results of operations.

Investments in long-lived assets

We review the performance of our long-lived assets, such as property and equipment and intangible assets, for impairment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We also identify properties we intend to sell and properties we intend to hold for use. For each lodging asset or group of assets held for use, we compare the sum of the expected future cash flows (undiscounted and without interest charges) generated by the asset or group of assets with its associated net carrying value. If the net carrying value of the asset or group of assets exceeds expected future cash flows, the excess of the net book value over estimated fair value is charged to impairment loss in the accompanying consolidated statements of operations. Properties held for sale are reported at the lower of their carrying amount of their estimated sales price, less estimated costs to sell.

We estimate fair value primarily using unobservable inputs by (1) calculating the discounted expected future cash flows and (2) calculating expected liquidated sales proceeds, relying on common hotel valuation methods such as multiples of room revenues or per room valuations. Our estimate of fair value of the asset using these unobservable inputs then becomes the new basis of the asset or group of assets and this new basis is then depreciated over the asset’s remaining useful life. We may be subject to impairment charges in the future, in the event that operating results of individual hotel operations are materially different from its forecasts, the economy or the lodging industry weakens or the estimated holding period of a hotel is shortened.

Guest loyalty program

Our guest loyalty program, La Quinta Returns, allows members to earn points primarily based on certain dollars spent at our owned and franchised hotels or via our co-branded credit card. Members may redeem points earned for free night certificates, gift cards, airline miles and a variety of other awards. We account for the economic impact of points earned by accruing an estimate of liability for unredeemed points. The expense related to this estimate includes the cost of administering the program, as well as the incremental cost of the stay at one of its hotels or the value of awards purchased from program partners. We estimate the future redemption obligation based upon historical experience, including an estimate of “breakage” for points that will never be redeemed. The estimate is based on a calculation that includes assumptions for the redemption rate, redemption type (whether for a free night certificate or other award), rate of redemption at our owned hotels versus franchised hotels, and the number of points required per stay. Actual results of the Returns program, and the related expense and liability, may vary significantly from our estimates due primarily to variances from assumptions used in the calculation of its obligation for future redemptions and changes in member behavior. These variances are accounted for as changes in estimates and are charged to operations as they become known.

We had approximately $17.1 million of guest loyalty liability as of December 31, 2016. Changes in the estimates used in developing our breakage rate could result in a material change to our loyalty liability. Currently, a 10% decrease to the breakage estimate used in determining future award redemption obligations would increase our loyalty liability by approximately $3.9 million.

Insurance programs

Workers’ compensation, automobile and general liability

We maintain a retrospective loss deductible insurance program for workers’ compensation and automobile liability loss exposures, and a self-insured retention program for our commercial general liability loss exposures related to our lodging operations. A transfer of risk to an insurance underwriter is purchased for loss exposures in excess of the deductible and retention limits on both a primary and excess limits basis.

Exhibit 99.1

Case loss reserves are established for losses within the insurance and self-insured programs. These individual case reserves are estimates of amounts necessary to settle the claims as of the reporting date. These individual case estimates are based on known facts and interpretations of circumstances and legal standards and include the claims representatives’ expertise and experience with similar cases. These individual estimates change over time as additional facts and information become known.

On at least a semi-annual basis, we perform a formal review of estimates of the ultimate liability for losses and associated expenses for each coverage component of the casualty insurance program within the deductible and self-insured retention. We engage outside actuaries who perform an analysis of historical development trends of loss frequency and severity in order to project the ultimate liability for losses, including incurred but not reported claims. The outside actuaries utilize various actuarial methods such as the loss triangle technique to derive loss development factors from the actual loss experience, which translate current case reserve value to an ultimate basis by measuring the historical change in valuations over time, which is characteristic of liability losses. Other methods such as “increased limits factors” are utilized for projecting losses and are calculated based on historical experience and represent an average over several years and used to estimate the ultimate loss. We revise our reserve amounts periodically based upon recognized changes in the development factors and trends that affect loss costs and their impact on the actuarial calculation. These estimates are influenced by external factors, including inflation, changes in law, court decisions and changes to regulatory requirements, economic conditions and public attitudes.

Employee healthcare

We maintain a self-insurance program for major medical and hospitalization coverage for our employees and their dependents, which is partially funded by payroll deductions. Payments for major medical and hospitalization to individual participants below specified amounts are self-insured by us. We base our estimate of ultimate liability on trends in claim payment history, historical trends in incurred but not reported incidents and developments in other cost components (such as rising medical costs, projected premium costs and the number of participants). Our liability with respect to employee healthcare reserves is monitored on a periodic basis and adjusted accordingly.

Income taxes

We are subject to income taxes and account for the income taxes using the asset and liability approach for financial accounting and reporting purposes.

For financial reporting purposes, income tax expense or benefit is based on reported financial accounting income or loss before income taxes.

Deferred tax assets and liabilities reflect the temporary differences between assets and liabilities recognized for financial reporting and the analogous amounts recognized for tax purposes using the statutory tax rates expected to be in effect for the year in which the differences are expected to reverse. We evaluate the probability of realizing the future benefits of deferred tax assets and provide a valuation allowance for the portion of any deferred tax assets where the likelihood of realizing an income tax benefit in the future does not meet the more-likely-than-not criteria for recognition.

We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

See Note 13: “Income Taxes” in the audited consolidated financial statements included elsewhere in this report.

Legal contingencies

We are subject to various legal proceedings and claims, the outcomes of which are subject to significant uncertainty. We accrue an estimated amount for a loss contingency if it is probable and the amount of the loss can be reasonably estimated. Significant judgment is required when we evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially impact our consolidated financial statements.

Exhibit 99.1

New Accounting Pronouncements

See Note 2 of the notes to our consolidated financial statements in this Annual Report on Form 10-K for a comprehensive list of new accounting pronouncements.